UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2010

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On December 21, 2010, MMRGlobal, Inc., a Delaware corporation (the "Company"), entered into a Non-Exclusive License Agreement (the "Agreement") with Celgene Corporation ("Celgene").

Pursuant to the terms of the Agreement, the Company will license to Celgene, on a non-exclusive basis, the use of the Company's clinical and scientific data relating to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response and certain other confidential information.

In consideration for the rights granted under the Agreement, Celgene will pay the Company certain upfront fees and, upon achievement of development milestones, milestone payments in the aggregate amount of approximately $13 million plus any expenses. The Agreement contains customary provisions, as to the term of the Agreement, representations, warranties, and indemnities by each of the Company and Celgene.

The licensed assets were acquired from the Company's merger with Favrille, Inc. in January 2009. In addition to the FavId vaccine data, MMRGlobal retains worldwide intellectual property rights to numerous additional biotech assets including international patents and anti-CD20 monoclonal antibodies.

The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, which the Company will file as an exhibit to the Company's Annual Report on Form 10-K for the year ending December 31, 2010. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission.

Due to certain provisions of the Agreement the Company is not planning on publishing a news release on the Agreement at this time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
December 28, 2010	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer